[Bway Letterhead]

                                                               EXHIBIT (a)(1)(H)

                                 June 28, 2001


Subject Line:  Update for Participating in Bway's Stock Option Replacement
Program

     As we announced to you several weeks ago by letter, because Bway is committed to developing additional incentive programs for employees and directors, it has created a Stock Option Replacement Program for the benefit of option holders whose stock options are currently underwater (meaning their exercise or "strike" price is above the current market value of Bway's common stock). The Stock Option Replacement Program is an opportunity for eligible option holders to choose whether they want to keep their current options or have them replaced with a grant given at a later date that has the potential for a lower strike price.

     This letter provides you with an update of the program and materials needed to participate. Bway's offer is being made under the terms and subject to the conditions of the Offer to Exchange and Letter of Transmittal that were attached to a letter sent by Bway on June 11, 2001. The Offer to Exchange and Letter of Transmittal have been updated. You should carefully read the updates as described below, along with the rest of the Offer to Exchange and Letter of Transmittal before you decide whether to tender any of your options. A tender of options involves risks that are mentioned in this letter and further discussed in the Offer to Exchange. To tender options for exchange, you must properly complete and return to Kevin C. Kern, Bway's Vice President, Administration and Chief Financial Officer, the Letter of Transmittal and any other required documents prior to the expiration of Bway's offer, which is currently expected to be 12:00 midnight, Eastern time, on July 12, 2001.

     We have updated the Offer to Exchange and Letter of Transmittal as follows:

     1. The eighth question and answer of the Summary Term Sheet of the Offer to Exchange is amended and restated to read as follows:

     If I Tender Options In This Offer, When Will I Receive My New Options?

     We will grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If we cancel tendered options on July 13, 2001, the business day following the scheduled expiration date, the grant date of the new options will be on or about January 14, 2002, but in no event later than January 18, 2002.
If we accept and cancel options properly tendered for exchange after July 13, 2001, the period in which the new options will be granted will be similarly delayed. Our Board of Directors will select the actual grant date for the new options after the expiration of the offer. You must be an employee, director, or otherwise be eligible to receive options pursuant to the Plan to receive the new options. (Page 14)


     2. The twelfth question and answer of the Summary Term Sheet of the Offer to Exchange is amended and restated to read as follows:

     What Will The Exercise Price Of The New Options Be?

     The exercise price of the new options will equal the fair market value of our common stock on the date we grant the new options (except where tax laws relating to Incentive Stock Options granted to significant stockholders requires a higher price). This will be determined based upon the last reported sale price of our common stock on the New York Stock Exchange on the date of grant for options granted under the Plan. Accordingly, we cannot predict the exercise price of the new options. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS, AND THEREFORE, YOUR NEW OPTIONS COULD BE WORTH LESS THAN YOUR OLD OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. (Page 17)

     3. The paragraph titled "Exercise Price" in Section 8 ("Source And Amount Of Consideration; Terms Of New Options") of the Offer to Exchange is amended and restated to read as follows:

     Exercise Price. The exercise price of each option is determined by the compensation committee of the board of directors. To the extent that the exercise price of an option grant is less than the fair market value of our common stock on the date of grant, we would incur compensation expense. Consistent with our prior grants under the Plan, the exercise price of the new non-qualified options to be granted pursuant to the offer will equal the fair market value of our common stock on the date of the grant to avoid recognizing compensation expense. For Incentive Stock Options, the exercise price will be not less than the Fair Market Value of our common stock at the close of market on the day next preceding the start of the option, unless the price must be higher pursuant to tax regulations if the grant is to a significant stockholder. This means that assuming our common stock is still listed on the New York Stock Exchange at that time, the exercise price of the new options will equal the last reported sale price of our common stock on the New York Stock Exchange on the date of grant for options (other than Incentive Stock Option, the exercise price of which will equal the last reported sale price on the date next preceding the date of grant) granted under the Plan. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS, AND THEREFORE, YOUR NEW OPTIONS COULD BE WORTH LESS THAN YOUR OLD OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

     4. The first paragraph of Section 5 ("Acceptance Of Options For Exchange And Issuance Of New Options") of the Offer to Exchange is amended and restated to read as follows:

     Upon the terms and subject to the conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. If your properly tendered options are accepted for exchange on July 13, 2001, the business day following the scheduled expiration date of the offer, you will be granted new options on or about January 14, 2002 (but not later than January 18, 2002) which is the first business day that is at least six months and one day following the date we anticipate accepting options for exchange. If we accept and cancel options properly tendered for exchange after July 13, 2001, the period in which the new options will be granted will be similarly delayed. Our Board of Directors will select the actual grant date for the new options after the expiration of the offer. The exercise price of the new options will equal the fair market value of our common stock on the date of grant.

     5. Section 10 ("Interests of Directors And Officers; Transactions And Arrangements Concerning Their Options") of the Offer to Exchange is amended and restated to read as follows:

     A list of our directors and executive officers as of June 7, 2001 is attached to this offer to exchange as Schedule A. As of June 7, 2001, our executive officers and non-employee directors as a group beneficially owned options outstanding under the Plan to purchase a total of 1,514,600 shares of our common stock, which represented approximately 75.8% of the shares subject to all options outstanding under the Plans as of that date. Of these options held by executive officers and directors, only 982,300 options (724,567 of which are held by non-employee directors), constituting 64.9% of their total options, are eligible to be tendered in the offer. The following table sets forth the beneficial ownership by each of our executive officers and directors of options outstanding under the Plan as of June 7, 2001:

                              Number of Options to    Percentage of Total       Number of
Name of Beneficial Owners     Purchase Common Stock   Options Outstanding   Eligible Options
-------------------------     ---------------------   -------------------   ----------------
Jean-Pierre Ergas                      476,700               23.9%               236,700
Warren J. Hayford                      335,417               16.8                325,417
James W. Milton                         52,633                2.6                 45,333
Thomas Eagleson                         80,000                4.0                     --
Kenneth Roessler                        55,000                2.8                     --
Thomas A. Donahoe                       82,500                4.1                 52,500
Alexander P. Dyer                       86,700                4.3                 56,700
John E. Jones                           82,500                4.1                 52,500
John W. Puth                            86,700                4.3                 56,700
John T. Stirrup                        135,417                6.8                135,417
Kevin C. Kern                           41,033                2.1                 21,033


     We do not know to what extent the officers and directors will exchange their eligible options in this offer. We anticipate that each officer and director will exchange all eligible options in this offer.

     During the 60 days prior to June 11, 2001, we have not granted any options to purchase shares of our common stock. During the 60 days prior to June 11, 2001, no individuals have exercised options to acquire any shares of our common stock.

     During the past 60 days, Jean-Pierre Ergas purchased 10,000 shares of common stock at prices between $2.95 and $2.99 per share, Alexander P. Dyer purchased 10,600 shares of common stock at a price of $2.80 per share, John W. Puth purchased 5,000 shares of common stock a price of $3.091 per share, and John E. Jones purchased 17,000 shares of common stock at prices between $3.00 and $3.467 per share.

     Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the 60 days prior to June 11, 2001 by us, or to our knowledge, by any executive officer, director, affiliate or subsidiary of us. In addition, except as otherwise described above, neither we nor, to our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

     6. Section 9 ("Information Concerning Bway") of the Offer to Exchange is amended and restated to read as follows:

     Bway Corporation and its significant subsidiaries are leading developers, manufacturers, and marketers of steel containers for the general line category of the North American container industry. The Company also provides external customers related material center services (coating, lithography, and metal shearing) which exceed internal needs. The Company's principal products include a wide variety of steel cans and pails used for packaging paint and related products, lubricants, cleaners, roof and driveway sealants, food (principally coffee and vegetable oil) and household and personal care aerosol products. The Company also manufactures steel ammunition boxes and provides material center services.

     We were incorporated on December 8, 1988, under the name BS Holdings Corporation. Our principal executive offices are located at 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350 and our telephone number is (770) 645-4800. Our web site is located at www.bwaycorp.com. The information on our web site is not a part of this offer to exchange.

     Attached hereto as Schedule B to this offer to exchange is a Summary Financial Statement of Bway. More complete financial information is included in our Annual Report on Form 10-K for the fiscal year ended October 1, 2000 under the caption "Consolidated Financial Statements of Bway Corporation," which is incorporated herein by reference and in our Quarterly Report on Form 10-Q for the fiscal quarter ended April 1,

2001 under the caption "Financial Information," which is incorporated herein by reference and each may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 16 of this offer to exchange ("The Offer--Additional Information.")

     7.  Schedule B is added to the Offer to Exchange as follows:

                                   SCHEDULE B

                         SUMMARY FINANCIAL INFORMATION

                     (In thousands, except per share data)


                                                      October 1,       October 3,           April 1,
                                                         2000             1999                2001
                                                  ---------------    -----------------    ------------
Current assets                                           $109,709        $118,426            $113,828
Property and equipment, net                               133,870         144,716             128,263
Other noncurrent assets                                    89,144          98,881              86,112
                                                         --------        --------            --------
Total assets                                             $332,723        $362,023            $328,203
                                                         ========        ========            ========

Current liabilities                                      $ 95,126        $104,280            $ 79,764
Long-term debt                                            126,200         146,500             141,100
Other noncurrent liabilities                               32,436          29,190              32,893
                                                         --------        --------            --------
Total liabilities                                         253,762         279,970             253,757
Equity                                                     78,961          82,053              74,446
                                                         --------        --------            --------
Total liabilities and equity                             $332,723        $362,023            $328,203
                                                         ========        ========            ========

Book value per share                                                                         $   8.17
                                                                                             ========
                                                           For the year ended:                    For the six months ended:
                                                   -----------------------------------    -----------------------------------------
                                                   October 1, 2000    October 3, 1999        April 1, 2001         April 2, 2000
                                                   ---------------   -----------------    -------------------    ------------------
Net sales                                             $460,568             $467,099               $213,680              $226,468
Cost of products sold (excluding depreciation and
 amortization)                                         403,627              404,492                194,232               197,763
Restructuring and impairment charge                      5,900                    -                      -                 5,900
Other expenses                                          54,293               51,690                 26,041                27,835
                                                      --------             --------              ---------              --------
Income (loss) from continuing operations                (3,252)              10,917                 (6,593)               (5,030)
Provision (benefit) for income taxes                      (334)               5,290                 (2,943)               (2,741)
                                                      --------             --------              ---------              --------
Net income (loss)                                     $ (2,918)            $  5,627               $ (3,650)             $ (2,289)
                                                      ========             ========               ========              ========

Income (loss) per common share
Basic and diluted                                     $  (0.31)            $   0.60               $  (0.40)             $  (0.25)
                                                      ========             ========               ========              ========

Ratio of earnings to fixed charges                        0.83                 1.67                   0.27                  0.46
                                                      ========             ========               ========              ========

The transaction is not expected to have a material impact on the financial information presented, therefore, pro forma data is not provided.

     8.  The Letter of Transmittal, attached to Schedule TO as Exhibit
(a)(1)(B), is amended and restated to delete any reference to a requirement that the option holder affirmatively acknowledge reading, understanding and agreeing to all terms and conditions of the Offer. With respect to Letters of Transmittal that have been executed and returned by an option holder prior to the filing of this Amendment No. 1, the Company agrees not to enforce its previous requirement that the option holder affirmatively acknowledge reading, understanding and agreeing to all terms and conditions of the Offer.

     We have attached a new Letter of Transmittal to this update letter. If you would like to participate in the Offer, but have not sent a Letter of Transmittal, please use this new form of the Letter of Transmittal. If you have already sent a Letter of Transmittal, there is no need to send a new one.

     9. Schedule A ("Information Concerning the Directors and Executive Officers of Bway Corporation") of the Offer to Exchange is amended and restated as follows:

                                  SCHEDULE A

        INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                               BWAY CORPORATION

     The directors and executive officers of Bway Corporation and their positions and offices as of June 11, 2001, are set forth in the following table:


Name                            Age     Position
----                            ---     --------
Jean-Pierre M. Ergas             61     Chairman of the Board and Chief Executive Officer
James W. Milton                  61     Director
Thomas A. Donahoe(1)(2)          65     Director
Alexander P. Dyer(1)(2)          68     Director
Warren J. Hayford                71     Vice Chairman of the Board
John E. Jones(1)(2)              66     Director
John W. Puth(1)(2)               71     Director
John T. Stirrup                  65     Director
Thomas Eagleson                  59     Executive Vice President-Manufacturing/Engineering
Kenneth Roessler                 38     Executive Vice President of Sales and Marketing
Kevin C. Kern                    42     Vice President, Administration and Chief Financial Officer

------------------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

The address of each director and executive officer is: c/o Bway Corporation, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350.

     If you need more information about the Bway Stock Option Replacement Program, please contact Kevin C. Kern at (770) 645-4800.

     Bway's Board of Directors makes no recommendation as to whether or not you should tender your options. You must make your own decision whether to tender your options. For questions regarding tax implications or other investment-related questions, you should talk to your own counsel, accountant and/or financial advisor.